Exhibit 99.5

FOURTH AMENDMENT
TO THE
CAESARS ENTERTAINMENT
401(k) SAVINGS PLAN

WHEREAS, The Restated Park Place Entertainment Corporation 401(k) Savings Plan (the “Plan”) was adopted on March 22, 2001;

WHEREAS, under Section XIII of the Plan, Park Place Entertainment Corporation (“Park Place”) reserved the right to amend the provisions of the Plan through the action of its Board of Directors;

WHEREAS, the First Amendment to the Plan was adopted on November 21, 2001;

WHEREAS, the Second Amendment to the Plan was adopted on December 31, 2002;

WHEREAS, the Third Amendment to the Plan was adopted on December 30, 2003;

WHEREAS, as of January 5, 2004, Park Place changed its corporate name to Caesars Entertainment, Inc (“Caesars”);

WHEREAS, as of January 23, 2004, the Board of Directors of Caesars resolved, in connection with Park Place becoming Caesars, to rename the Plan the “Caesars Entertainment 401(k) Savings Plan” and to amend the Plan to reflect such change;

WHEREAS, as a result of the sale of the LVH Corporation (“LVH”) to Colony Resorts LVH Acquisitions, LLC (“Colony”) (a) LVH ceased to be a participating employer in the Plan and (b) Colony became the employer of certain individuals who were employed by LVH on June 17, 2004 and, in connection therewith, established the Colony Resorts LVH 401(k) Savings Plan (“the Colony Plan”);

WHEREAS, the employee benefit provisions of the December 24, 2003 Purchase and Sale Agreement by and among Colony, LVH and Park Place (now Caesars) provide for the Plan assets and liabilities attributable to the former LVH employees who have became participants in the Colony Plan to be transferred from the Plan to the Colony Plan;

WHEREAS, all stock amounts held in the Starwood Stock Fund under the Plan have been liquidated and in connection with such liquidation, the Starwood Stock Fund ceased to exist under the Plan; and

WHEREAS, it is necessary to amend the Plan (a) to reflect the change in the name of the Plan; (b) to provide for (i) the cessation of LVH as a participating employer under the Plan (ii) the transfer of assets and liabilities from the Plan to the Colony Plan with respect to former LVH employees who have become participants in the Colony Plan and (iii) special rules for former LVH employees who were employed by LVH on June 17, 2004 and by Colony on June 18, 2004; (c) to provide that, as a result of the liquidation of all stock amounts held under the Starwood Stock Fund, the stock distribution right of those participants with a balance in the Starwood Stock Fund shall no longer apply under the Plan; and (d) to make other changes under the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.                                       Section 1.15 is amended to read as follows:

“1.15                     ‘Company’ shall mean Caesars Entertainment, Inc., and any successors thereto.”

2.                                       Section 1.16 is amended to read as follows:

“1.16                     ‘Compensation’ shall mean salary, wages, bonuses, overtime, gratuities, commissions and other remuneration earned by a Participant for personal services actually’ rendered in the course of employment with the Employer during a Plan Year for the period of time during which he was a Participant during such Plan Year, but shall exclude any income attributable to the grant, vesting or exercise of stock options granted to the Employee by the Employer, any completion or retention payments, any moving expenses, any relocation bonuses, any severance or salary continuation payments received by a Participant, all Matching Contributions to this Plan and any other employer contributions to any other pension or profit sharing plan, and any contributions made under any insurance or welfare plan.  Compensation shall include Salary Deferral Contributions hereunder, any pre-tax salary reduction contributions under a Code Section 125 plan and any pre-tax salary reduction amounts under a. Code Section 132(f) transportation program.”

3.                                       Section 1.37 is amended to read as follows:

“1.37                     ‘Plan’ shall mean the Caesars Entertainment 401(k) Savings Plan. The Plan is intended to be a profit sharing plan as described in Section 401(a)(27) of the Code.”

4.                                       Section 11.9(e) is amended to read as follows:

“(e)                            The Committee shall not be bound by any notice or other communication unless and until it shall have been received in writing addressed to the Company at:

Human Resources Department
Caesars Entertainment, Inc.
3930 Howard Hughes Parkway, Suite 400
Las Vegas, NV 89109”

5.                                       Section 20.3 is amended to read as follows:

“20.3                     (a)                                  The Employer shall have no liability in respect to the payment of benefits or otherwise under the Plan; and the Employer shall have no liability in respect to the administration of the Trust or of the Fund held by the Trustees, and each Participant and/or Beneficiary shall look solely to the Fund for any payments or benefits under the Plan.

(b)                                 The payment of any benefit under the Plan to a Participant, Beneficiary, guardian of a minor Beneficiary or guardian of a minor ‘alternate payee’ (as defined in Code Section 414(p)(8)) shall be a full and sufficient discharge to the Trustee and the Committee for the payment thereof, and the Trustee and the Committee shall be exonerated from all liability and responsibility by reason of any amount so paid irrespective of the application or use thereof which may be made by any such Participant, Beneficiary or guardian, and the Trustee and the Committee shall have no duty to see to the application of any such amount.”

6.                                       Section 21.7 is amended by adding the following new sentences to the end thereof to read:

“As of August 2, 2004, all stock amounts held in the Starwood Stock Fund under the Plan have been liquidated, and the Starwood Stock Fund ceased to exist under the Plan.  Effective August 2, 2004, the stock distribution right described in this Section shall no longer apply,”

7.                                       The following new Article XXIII is added to the Plan immediately following Article XXII to read:

“ARTICLE XXIII

Special Provisions Pertaining to
Employees of LVH Corporation Transferring to
Colony Resorts LVH Acquisitions, LLC

23.1                           General

Effective as of and from midnight on June 17, 2004, LVH Corporation (‘LVH’) shall cease being a participating Employer under the Plan. Notwithstanding anything else in the Plan to the contrary, the special provisions of this Article XXIII shall apply to certain Participants described in this Article who were employed by LVH on June 17, 2004 (‘LVH Participants’).

23.2                           Vested Interest of LVH Participants

A LVH Participant who is employed by Colony Resorts LVH Acquisitions, LLC (‘Colony) on June 18, 2004, shall be fully vested in his Account Balance as of such date.

23.3                           Contributions on Behalf of LVH Participants

LVH shall make any Matching Contribution to the Matching Contribution Account of a LVH Participant that is required under the Plan and related to such Participant’s Salary Deferral Contributions made with respect to Compensation earned up to and including June 17, 2004.

23.4                           Account Balances of LVH Participants

As soon as practicable following the cessation of LVH as a participating Employer under the Plan, the entire Account Balance (including any outstanding loans) of each LVH Participant described below shall be transferred to the Colony Resorts LVH 401(k) Savings Plan (the ‘Colony Plan’) for application under the terms of the Colony Plan, and all liabilities relating to such Account Balances shall be assumed by the Colony Plan on July 28, 2004.  This Section 23.4 shall apply only to LVH Participants who are employed by Colony on June 18, 2004 and who remain employed by Colony through July 28, 2004.  All other LVH Participants shall receive a distribution of their Account Balances in accordance with the provisions of Article VII of the Plan

23.5                           Special Loan Rules Applicable to Certain LVH Participants

(a)                                  If a LVH Participant with an outstanding loan under the Plan becomes employed by Colony on June 18, 2004, the provisions of Section 9.5(b) of the Plan shall not apply to an outstanding loan of a LVH Participant and such LVH Participant may continue to repay principal and interest on any such outstanding loan by payroll deduction or in any other manner agreed to pursuant to Section 9.7; provided, however, that if any such LVH Participant subsequently terminates employment with Colony prior to July 28, 2004 and has an outstanding loan under the Plan at the time of such termination of employment, such Participant’s loan shall become subject to the provisions of Section 9.5(b).

(b)                                 Until the date or dates specified in any notice of any ‘Blackout Period’ (as defined under Section 101(i)(7) of ERISA) that occurred in connection with the transfer of assets from the Plan to the Colony Plan, a LVH Participant who is employed by Colony on June 18, 2004 and remains employed through July 28, 2004 may apply for a loan pursuant to Article IX of the Plan.”

IN WITNESS WHEREOF, Caesars Entertainment, Inc. has executed this Fourth Amendment to the Plan on this 30th day of December, 2004.

ATTEST:	CAESARS ENTERTAINMENT, INC.

/s/ Carleeta Howard	By:	/s/ Steven F. Bell

	Title:	EVP Human Resources